EXHIBIT 8.2

January 16, 2019

Penn Virginia Corporation

16285 Park Ten Place, Suite 500

Houston, Texas 77084

Ladies and Gentlemen:

We have acted as counsel to Penn Virginia Corporation, a Virginia corporation (“Penn Virginia”), in connection with the preparation of a registration statement on Form S-4 (File No. 333-228935) (the “Registration Statement”) of Denbury Resources Inc., a Delaware corporation (“Denbury”), filed on January 16, 2019 with the Securities and Exchange Commission (the “Commission”), as amended and supplemented through the date hereof, and in connection with an integrated transaction whereby (i) Dragon Merger Sub Inc., a Virginia corporation (“Merger Sub”) and wholly owned subsidiary of Denbury, will merge with and into Penn Virginia with Penn Virginia surviving (the “Merger”) and (ii) Penn Virginia will merge with and into DR Sub LLC, a Virginia limited liability company and a wholly owned subsidiary of Denbury that is disregarded from Denbury for U.S. federal income tax purposes (“LLC Sub”) with LLC Sub surviving (the “LLC Sub Merger” and, together with the Merger, the “Integrated Mergers”), in each case, pursuant to the Agreement and Plan of Merger, dated October 28, 2018, by and among Denbury, Penn Virginia, Merger Sub and LLC Sub (the “Merger Agreement”). Our opinion is being delivered in connection with the filing of the Registration Statement. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

In rendering our opinion, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of certain statements, representations, warranties, covenants and information made by representatives of Denbury, Penn Virginia and their respective subsidiaries. We have also relied upon the accuracy and completeness of the statements, representations, warranties, covenants and information set forth in the Merger Agreement (including all schedules, exhibits or other attachments thereto) and the Registration Statement pursuant to which the Integrated Mergers will be effected and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below (all such documents described in this paragraph, the “Transaction Documents”).

For purposes of rendering our opinion, we have assumed that such statements, representations, warranties and information set forth in the Transaction Documents are true, correct and complete and that such covenants will be complied with, in each case, without regard to any qualification as to knowledge, belief, intent or otherwise and that such statements, representations, warranties and information set forth in the Transaction Documents will remain true, correct and complete up to and including the Effective Time and the effective time of the LLC Sub Merger, without regard to any qualification as to knowledge, belief, intent or otherwise, and no actions have been taken or will be taken which are inconsistent with such statements, representations, warranties and information or which make any such statements, representations, warranties and information untrue, incomplete or incorrect at the Effective Time or the effective time of the LLC Sub Merger. We have also assumed that the Parent Tax Certificate will be executed on the Closing Date by appropriate and authorized officers of Parent and the Company Tax Certificate will be executed on the Closing Date by appropriate and authorized officers of the Company, in each case substantially in the form attached to the Merger Agreement as Exhibit B and Exhibit C, respectively. Our opinion assumes and is expressly conditioned on, among other things, the statements, representations, warranties and covenants made by representatives of Denbury, Penn Virginia and their respective subsidiaries, including those set forth in the Transaction Documents as of the date hereof and at all relevant times in the future. We have assumed that the Integrated Mergers will be consummated in the manner contemplated by the Transaction Documents. In addition, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such copies.

Penn Virginia Corporation

January 16, 2019

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, regulations promulgated thereunder by the U.S. Department of Treasury, pertinent judicial authorities, rulings of the U.S. Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, in each case as in effect on the date hereof, all of which are subject to change at any time, possibly with retroactive effect. There can be no assurance, moreover, that the opinion expressed herein will be accepted by the Service or, if challenged, by a court of law. A change in any of the authorities or in the truth, accuracy or completeness of any of the information, documents, certificates, records, statements, representations or assumptions on which our opinion is based could affect the conclusion set forth herein.

Based upon the foregoing and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and in the Registration Statement, we are of the opinion that, under current U.S. federal income tax law, although the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Integrated Mergers” does not purport to discuss all possible U.S. federal income tax consequences of the Integrated Mergers to U.S. holders (as defined therein), such discussion constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax consequences of the Integrated Mergers to U.S. holders.

Except as set forth above, we express no other opinion. Our opinion has been prepared for you solely in connection with the filing of the Registration Statement relating to the Integrated Mergers. It may not be relied upon by anyone else without our prior written consent. Our opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion expressed herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of our opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm in the Registration Statement under the heading “Tax Opinions.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP